EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RMG NETWORKS HOLDING CORPORATION

RMG Networks Holding Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.

The name of this Corporation is RMG Networks Holding Corporation.

2.

The Amended and Restated Certificate of Incorporation (the “Certificate”) of the Corporation was filed with the Secretary of State of Delaware on July 12, 2013.

3.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment to Amended and Restated Certificate of Incorporation amends the first paragraph of Article IV of the Certificate to read in its entirety as follows:

“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 251,000,000 shares, consisting of 250,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Effective as of 5:00 p.m., Eastern Standard Time, on the date of filing in the office of the Secretary of State of the Delaware of this Certificate of Amendment (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and converted into one-fourth (1/4th) of a share of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock as equals the product obtained by multiplying the number of shares of Common Stock represented by such certificate immediately prior to the Effective Time by one-fourth (1/4th), rounded up to the next highest whole number.”

4.

The foregoing amendment to the Certificate herein certified has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, RMG Networks Holding Corporation has caused this Amendment to the Certificate to be duly executed in its name and on its behalf by its Chief Financial Officer this 14th day of August, 2017.

RMG NETWORKS HOLDING CORPORATION

By:  /s/ Jana Bell

Name:  Jana Bell

Title:  Executive Vice President and Chief Financial Officer